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                                                                   EXHIBIT 99(b)

                                   TERM SHEET


                                FEBRUARY 25, 1999

This Term Sheet is a nonbinding summary of a proposed transaction between Heartland Wireless Communications, Inc. ("Heartland") and Wireless One, Inc. ("Wireless One"). Legal obligations between the parties shall only be those obligations set forth in definitive written agreements approved and executed by the parties and shall only arise when such agreements are executed, delivered and approved. Nothing contained herein shall constitute an offer to purchase, sell or exchange any securities.

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Form of Transaction:                        The transaction will be structured as a merger of
                                            Wireless One with and into reorganized Heartland,
                                            implemented through the New Plan. The combined
                                            entity is referred to as "Newco."

DIP Facility:                               Wireless One's existing DIP Facility will be
                                            replaced with a senior secured credit facility to
                                            be agreed upon between Newco and Merrill Lynch
                                            Global Allocation Fund or an alternative lender.

BTA Notes:                                  Wireless One's BTA Notes will be reinstated.

1995 Senior Notes and 1996
Senior Discount Notes:                      Wireless One's existing $150 million aggregate
                                            principal amount of 1995 Senior Notes (plus any
                                            accrued and unpaid interest through the effective
                                            date of the New Plan) and $172.3 million (accreted
                                            value at February 1, 1999) 1996 Senior Discount
                                            Notes (plus any accreted value thereon through the
                                            effective date of the New Plan) and all related
                                            claims and causes of action, will be exchanged for
                                            27% of the outstanding shares of common stock of
                                            Newco.

Other Prepetition Unsecured
Indebtedness:                               To be determined, pending completion of due diligence.

Common Stock:                               Wireless One's existing common stock will be
                                            canceled and the former holders thereof will be
                                            entitled to receive 1.08% of the outstanding
                                            shares of common stock of Newco, plus five-year
                                            warrants to purchase 2.7% of the outstanding
                                            shares of common stock of Newco, at an exercise
                                            price that is consistent with the proposed
                                            exercise price in the Existing Plan, adjusted to
                                            reflect the business combination described herein.
                                            If there is a change of control of Newco within
                                            one year of the effective date of the New Plan,
                                            the exercise price
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                                            will be reduced consistent with the reduction in
                                            the Existing Plan, adjusted to reflect the
                                            business combination described herein. The
                                            warrants will have customary anti-dilution
                                            provisions.

Warrants and Options
for Common Stock:                           All outstanding warrants and options to acquire
                                            Wireless One common stock will be canceled with no
                                            distribution.

Management:                                 Compensation and incentive plans for the benefit
                                            of management and key employees of Wireless One
                                            who remain with Newco will be established to
                                            properly compensate and align the interests of
                                            such persons with stakeholders of Newco.
                                            Employment contracts with members of Wireless One
                                            management who will not remain with Newco will be
                                            rejected and allowed rejection claims which will
                                            be treated as other general unsecured claims.

Board of Directors:                         The initial Board of Directors of Newco will
                                            consist of the same members of the Board of
                                            Directors of reorganized Heartland.

Releases and Indemnification:               Same as in Existing Plan.

Registration Rights:                        Persons deemed to be affiliates of Newco will
                                            receive registration rights with respect to their
                                            Newco common stock on terms and conditions
                                            customary and usual for transactions of this type.

Conditions Precedent:                       The transaction will be subject to and conditioned
                                            upon, among other things: (a) confirmation of
                                            Heartland's Plan of Reorganization; (b) approval
                                            of the Bankruptcy Court(s) having jurisdiction
                                            over Heartland and Wireless One; (c) completion of
                                            due diligence satisfactory to Heartland; (d)
                                            approval of the transaction by all required
                                            parties, including the Board of Directors of
                                            reorganized Heartland; (e) expiration or early
                                            termination of any applicable waiting period under
                                            the Hart-Scott-Rodino Antitrust Improvements Act;
                                            (f) filing of the New Plan with the Bankruptcy
                                            Court on or before March 31, 1999 ("Plan Filing
                                            Date"); (g) execution of a definitive Merger
                                            Agreement within 15 days after the Plan Filing
                                            Date; and (h) refinancing of the Wireless One DIP
                                            facility on or before the effective date of the
                                            New Plan.
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